ROYALTY RIGHTS AGREEMENT

THIS ROYALTY RIGHTS AGREEMENT (this "Agreement"), is made and entered as of April 1, 2020, by and between Pick A Toilet, LLC, a Wyoming limited liability company (the "Operator"), and Freedom Internet Group Inc., a corporation formed under the laws of Puerto Rico (the "Company").

WHEREAS, the Operator has entered into a binding agreement to acquire the right to exclusively own and operate the website(s) Pickatoilet.com, including all existing and future software, source code, updates, improvements and the like (the "Websites"), which generates revenue from providing reviews and affiliate advertising relating to the toilet industry; and

WHEREAS, the Operator desires for the Company to provide cash considerations as set forth in Section 1 below, in exchange for the royalties set forth herein, and the parties are willing to undertake such obligations upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1. COMPANY CONSIDERATIONS.

(a) In consideration of the rights afforded to the Company under this Agreement, the Company shall make a cash payment of $147,500 and issue 5,415 shares of the common stock of the Company (the "Considerations") within ten (10) business days following the date of this Agreement.

(b) Any cash Considerations hereunder shall be used solely for the purpose of completing the acquisition of the Websites and shall be held in escrow pursuant to the Escrow Agreement (defined in Section 4 hereof) for disbursement by the escrow agent only upon closing of the acquisition of the Websites by the Operator.

(c) Any equity granted hereunder shall be evidenced by appropriate stock issuance documentation as required under the Company's charter documents and applicable law within a reasonable time following the date of this Agreement.

2. DUTIES OF THE OPERATOR.

(a) OPERATION OF THE WEBSITES. The Operator shall use best efforts to operate the Websites on a day-to-day basis in a manner which best serves the interests of the Websites' growth, sustainability and profitability. The Operator shall perform its duties at the times and places necessary for the successful performance of its duties under this Agreement. The Operator shall not, and shall use best efforts to prevent third parties from, tarnishing or devaluing the reputation, brand, or content of the Websites or any intellectual property related thereto. In the event of any action or threatened action by any third party seeking to so tarnish or devalue the Websites, or otherwise infringe upon the intellectual property rights of the Operator in the Websites, the Operator shall use best efforts to defend and protect the Websites and the Royalties to be paid to the Company under this Agreement. The Operator shall be responsible for the preparation, filing, prosecution and maintenance of any intellectual property related to the Websites. If, in the Company's reasonable discretion, the Operator fails in its duties to prepare, file, prosecute or maintain any such intellectual property, the Company shall have the right to resolve any such items on the Operator's behalf as it's attorney-in-fact, and the Operator shall reimburse the Company for all costs expended in relation thereto.

(b) Unless otherwise agreed to in writing by the Company, the Operator shall furnish, at its own expense,

the technology, equipment, supplies and other materials used to operate the Websites. The Operator shall provide the Company with full access to its premises, technology and equipment to the extent required by the Company.

(c) Reporting and Additional Duties.

(i) Operator shall assign a lead accounting officer as the direct contact for the Company under this Agreement in connection with any payment matters or otherwise. The lead accounting officer will provide timely responses to any inquiries from the Company related to this Agreement. Operator's appoints Virgil Andry (Lead Accounting Officer), virgil.andry@yahoo.com (e-mail), as the lead accounting officer with the authority to act on Operator's behalf. Operator shall provide no less than 15 days' written notice prior to changing the Lead Accounting Officer.

(ii) Operator shall furnish to the Company a monthly data report detailing the performance of the Websites for the prior month ("Monthly Report"), in a form satisfactory to the Company. In addition, the monthly report shall include information detailing any downtime or Website interruptions or other material issues during the period covered by the Monthly Report. Such report shall be issued no later than the tenth (10th) day of the month following the month to which the report pertains.

(iii) Operator shall participate in no less than two (2) conference calls per month, one with the Company and one with operators of affiliated entities to the Company if required.

(iv) Operator shall participate in at least one (1) annual in-person meeting at a location to be determined by the Company.

(v) Operator shall provide the Company with administrative access and passcodes to all software, plug-ins, applications and other technology related to or used in connection with the Websites at all times, including, without limitation, prior to the closing of the acquisition of the Websites by the Operator (if available to the Operator). Operator shall provide the Company with updated access information and passcodes immediately upon making any changes. Operator shall cooperate with the Company to incorporate software recommended by the Company. Notwithstanding and without limiting any other rights of the Company under this Agreement or the Escrow Agreement, should Operator fail to cure a breach of this provision within 48 hours following written notice from the Company, the Company shall have the right to instruct the Escrow Agent to release the Websites to the Company and the Escrow Agent shall release the Websites solely in accordance with the Company's instructions.

(vi) Operator shall comply with all applicable laws and safety standards concerning the Websites and obtain all necessary governmental approvals for the conduct of revenue generating activities of the Websites. Operator will be responsible for and provide suitable warning labels, disclaimers, packaging, and instructions on the Websites and any products sold through the Websites.

(vii) At all times during this Agreement and for a one-year tail period thereafter, the Operator shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general liability insurance in commercially reasonable amounts that (a)

provides product liability coverage concerning any products sold on the Websites and contractual liability coverage for Operator's defense and indemnification obligations under this Agreement, (b) provides business interruption and intellectual property protection coverage, and (c) in any event, provide limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate for each such policy, plus an additional $1,000,000.00 under an umbrella policy. Operator shall have the Company (and any affiliate requested to be named by the Company) in such policy as an additional insured. Upon request by the Company, the Operator shall provide the Company with certificates of insurance and other reasonable written evidence of coverage described herein. Additionally, the Operator shall provide the Company with written notice at least thirty (30) days prior to the Operator cancelling, not renewing, or materially changing such insurance; provided, that the failure to comply with this paragraph at any time shall constitute an Event of Default under this Agreement.

3. Royalties to the Company.

(a) In exchange for the Considerations provided by the Company to the Operator in this Agreement, the Operator shall pay to the Company a royalty based upon 26% of the Net Sales from the revenues of the Websites (the "Royalties").

(b) Quarterly estimated Royalties ("Estimated Payments") shall be paid by the Operator to the Company no later than the 5th day following the end of each quarter (on January 5, April 5, July 5, and October 5). Estimated Royalties shall be calculated at 5% of the value of the Considerations made by the Company under Section 1 hereof. Payments will be prorated for any partial quarter. At the end of each quarter during the Term, the Company will calculate the actual Royalties payable to the Company during the prior quarter and submit an invoice to the Operator describing any overpayment or underpayment in Royalties as compared to Estimated Payments made during the applicable quarter. Any overpayment by the Operator will be credited toward and reduce the next quarter's Estimated Payments, while any underpayment will be cured by the Operator and paid to the Company within thirty (30) days following delivery of the applicable quarterly invoice.

(c) The Royalties shall be paid in accordance with the following schedule: (i) 5% of the first $100,000.00 of Net Sales per month; plus (b) 3% of the next $100,000.00 of Net Sales per month; plus (iii) 1% of the Net Sales per month thereafter; *provided*, however, that the Operator's obligation to make payment of the 1% Royalty under subpart (iii) above shall terminate upon the Company receiving $500,000.00 in total Royalties under this Section 3. Subject to the Operator's buy-out option under Section 3(f), the Royalties under subparts (i) and (ii) above shall continue in perpetuity or until there is a Change of Control or sale of the Websites governed by Section 3(g). If, at any time following the date of this Agreement, the Operator fails to make any payment hereunder or to continuously operate the Websites in accordance with this Agreement, it shall be considered an Event of Default (as defined herein), and the Company shall have the rights and remedies afforded to it under Section 6.

(c) For purposes hereof, "Net Sales" means the gross revenue received by the Operator from the Websites, less the sum of the following deductions or offsets that are actually incurred, allowed, accrued, paid, or taken and are allocated with respect to such sales, but solely to the extent that such deductions or offsets are not otherwise recovered by or reimbursed to the Operator: (i) discounts allowed in amounts customary in the trade; (ii) sales, tariff duties, and use taxes directly imposed and with reference to particular sales; (iii) outbound transportation prepaid or allowed; and (iv) amounts allowed or credited on returns. No deductions from Net Sales shall be made for commissions paid to sales agents or employees, overhead expenses or for costs of collections. All calculations of Net Sales must be based on, or valued as if based on, bona fide arms'-length transactions and not on any bundled, loss-leading, or other blended or artificial selling or transfer pricing arrangement.

(d) The Operator shall make payments in U.S. dollars by wire transfer of immediately available funds to a bank account designated in writing by the Company. If Estimated Payments are not received by the Company by the 5th of the month, the Operator shall pay to the Company interest on the overdue Estimated Payments from the date such payment was due to the date of actual payment at a rate of 1.5% per month, or if higher, the maximum rate permitted under applicable law.

(e) On or before the due date for any payments to the Company pursuant to this Section 3, the Operator shall provide the Company with a statement (the "Royalty Statement") showing for the relevant quarterly period:

(i) the gross revenues received by the Operator from the Website;

(ii) a profit and loss statement, certified by the Operator's chief financial officer (or similar) that such statement is true and correct in all material respects;

(iii) copies of Operator's bank statements;

(iv) the type and amount of all deductions and offsets allocated with respect to such gross revenues;

(v) the calculation of Net Sales, including the applicable Royalties rate; and

(vi) such other particulars as are reasonably necessary for an accurate accounting of the Royalties pursuant to this Section.

(f) The Operator shall keep complete and accurate records of its sales from the Website necessary for the calculation of Royalties to be made to the Company hereunder. The Operator shall maintain such records for a period of three (3) years following the termination of this Agreement. The Company may, at its own expense, at any time during the term and for a period of three (3) years following the termination of this Agreement, appoint an independent certified public accountant (the "Auditor") whom the Operator shall permit to have access to the Operator's books and records during the Operator's normal business hours for the purpose of verifying all payments made under this Agreement. If the Auditor's report shows that payments made by the Operator are deficient, the Operator shall pay the Company the deficient amount plus interest on the deficient amount, as calculated pursuant to Section 3(d), within five (5) business days after the Operator's receipt of the Auditor's report. If payments are found to be deficient by more than 5%, the Operator shall additionally pay for the cost of the audit.

(g) Upon a Change of Control of the Operator or a sale of the Websites, the Company shall be entitled to receive a payment (the "Change of Control Payment") equal to the greater of (i) $500,000.00 or (ii) $1,000,000.00 less all Royalties received through such date. Such payment shall be made within five (5) days following the closing of the applicable transaction. For purposes hereof, "Change of Control" means, with respect to the Operator: (x) an acquisition, merger, reorganization, or consolidation in which the holders of the voting securities of the Operator outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (y) a transaction or series of related transactions in which any other person or entity becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Operator; or (z) the sale or other transfer to any other person or entity of all or substantially all of the assets of the Operator, including, without limitation, the Websites.

(h) Notwithstanding anything in this Agreement to the contrary, the Operator shall have the option to

buy out the remaining payment obligations to the Company and terminate this Agreement provided that: (i) the Operator gives the Company thirty (30) days' prior written notice of exercise of the buy-out option; and (ii) the Operator pays the Company an amount equal to the Change of Control Payment under Section 3(g).

(i) The parties acknowledge and agree that on a quarterly basis the Company will document in its Securities and Exchange Commission (SEC) filings whether payments hereunder have been made: (i) "timely" (i.e., payments made on time in accordance with this Agreement; (ii) "not timely" (i.e., payments are overdue by greater than 30 days following the due date; or (iii) there is "cause for concern" (i.e., payments are overdue by greater than 60 days following the due date) or less than the full quarterly Estimated Payment was received. In the event that payments are "not timely" or there is "cause for concern," the Company shall have the rights and remedies set forth in Section 6 hereof. In addition, if the Operator is "under-performing" (i.e., the Websites generate less than a 5% Royalty per quarter) it shall be considered an Event of Default, and the Company shall have the rights and remedies afforded to it under Section 6. The Operator will be deemed to be "performing" if the Websites would generate 5% - 6% Royalty per quarter. The Operator will be deemed to be "over-performing" if the Websites would generate more than a 6% Royalty per quarter.

4. Conditions to Close. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to make the Considerations set forth in Section 1 unless and until all of the following conditions have been satisfied by the Operator: (a) administrative access has been given (including, without limitation, all user names and passcodes) for all Website technology; (b) the domain name for the Websites have been placed in escrow pursuant to an escrow agreement to be executed by the parties with an escrow agent selected by the Company (the "Escrow Agreement," in the form set forth in Exhibit B attached hereto); (c) the Company has been provided with proof, to its satisfaction, that the Operator has the exclusive right to own and operate the Websites (e.g., a fully executed arms'-length purchase contract); (d) the Company has received and is satisfied with the financial statements, private placement memoranda, and any other due diligence documentation requested by the Company providing a true and accurate assessment of the Websites; and (e) the Company has received the names and equity holdings of Operator's shareholders or members as set forth on Exhibit A attached hereto.

5. Events of Default. Following the occurrence of an Event of Default (defined below), the Company shall have the rights and remedies afforded to it under Section 6. Each of the following shall constitute an "Event of Default" by the Operator under this Agreement: (a) the Operator fails to pay any amount due under this Agreement on the due date for payment; (b) the Operator breaches this Agreement (other than through a failure to pay any amounts due hereunder) and, if such breach is curable, fails to cure such breach within ten (10) days of the Company's written notice of such breach; (c) the Operator fails to maintain continuous operation of the Websites in accordance with this Agreement; (d) the Operator (i) is dissolved or liquidated or takes any corporate action for such purpose, (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy under any applicable law, (iv) makes or seeks to make a general assignment for the benefit of creditors, or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or (e) the Operator fails to pay Royalties to the Company in an amount equal to or greater than the Considerations paid to the Operator under Section 1 above within the first five (5) years following the date of this Agreement.

6. Remedies. Following an Event of Default by the Operator under this Agreement, in addition to any other remedies that may be available to the Company under this Agreement or in equity, the Company shall be entitled to liquidated damages equivalent to 2 ½ times the value of the Considerations made under this Agreement to be paid within ten (10) business days following the occurrence of an Event of Default ("Liquidated Damages"). The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that the Company's harm caused by an Event of Default would be impossible or very difficult to accurately

estimate at the time of contract, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from an Event of Default. In the event that the Operator fails to timely pay any Liquidated Damages, the Company shall have the right to take any one or more of the following actions: (a) terminate this Agreement; (b) take control over the ownership and operation of the Websites from the escrow agent as set forth in the Escrow Agreement; (c) cancel any shares issued to the Operator in the Company under Section 1 hereof; and (d) seek any other remedies available to it under this Agreement, at law or in equity, such remedies being cumulative. In addition to, and cumulative with, the foregoing rights and remedies available to the Company upon an Event of Default by the Operator, in the event that: (i) payments are "not timely" as defined under Section 3(i) hereof, any such past due payments shall accrue an additional 3% surcharge on the unpaid amount; or (ii) if there arises a "cause for concern" as defined under Section 3(i) hereof, any such past due payments may convert to indebtedness under a promissory note in the principal amount equal to 250% of the past due payments, accruing interest at 8% per annum, amortized over 72 months (the "Default Note") at the sole and absolute discretion of the Company in lieu of taking control and operation of the Websites at such time. Additional past due payments following the date of the Default Note shall be added thereto. The Operator (and any guarantor) agrees to execute such Default Note evidencing the indebtedness promptly upon demand by the Company; and any failure to do so shall afford the Company the power of attorney, coupled with an interest, to execute such Default Note and any necessary collateral documents on behalf of the Operator (and guarantor). The Company shall have the right to sell the Default Note on the secondary market at its discretion. Any failure to pay or other default under the Default Note shall result in the immediate exercise of the Company's rights to foreclose upon the Websites under the Escrow Agreement. In the event the Company incurs legal fees and expenses enforcing its rights against Operator under this Agreement, the Company shall be entitled to recover same from Operator, whether in arbitration or otherwise.

7. Right of First Refusal. Upon the occurrence of a Change of Control by the Operator, the Company shall have the right of first refusal to purchase the Websites. If the Operator receives a bona fide written offer from a third party that it wishes to accept and which will result in a Change of Control, the Operator shall, within five (5) business days following receipt of the third-party offer, notify the Company in writing of such offer, including the identity of the proposed parties and the material financial and other terms and conditions of such third-party offer. At any time prior to the expiration of fifteen (15) days following the Company's receipt of written notice of the third-party offer, the Company may accept the offer by delivery to the Operator of a written notice of acceptance containing the same terms as the third-party offer. If, by the expiration of such 15-day period, the Company has not accepted the offer, and provided the Operator has complied with all provisions of this Agreement, following the expiration of such 15-day period, the Operator may consummate the third-party transaction with the counterparty identified in the applicable offer notice, on terms that are the same as the terms set forth in the offer notice; provided, however, that the Company shall have the option to (a) continue to receive Royalties from the third-party buyer in accordance with this Agreement, or (b) recover the Change of Control Payment as set forth under Section 3(f) and terminate this Agreement.

8. Indemnification. The Operator shall indemnify and hold harmless the Company and each of its affiliates, parents, subsidiaries, shareholders, directors, officers, employees, agents, successors and assigns (each, an "Indemnified Party") from and against any and all losses, claims, actions, damages and liabilities to which such Indemnified Party may incur which arise from or relate to sales, promotions or marketing, operations, or any other matters related to the Website or otherwise relating to or arising from the Operator's representations, warranties, and obligations under this Agreement, and the Operator will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) as they are incurred.

9. Relationship of Parties. Each party shall be deemed an independent contractor pursuant to this Agreement, and not an employee. Neither party hereto shall have any right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with

any third party. The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker's compensation insurance on Operator's behalf. The Operator shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by the Operator in connection with the Website shall be the Operator's employees or contractors and the Operator shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

10. Confidentiality. Each party (the "Receiving Party") acknowledges that it will have access to information that is treated as confidential and proprietary by the other party (the "Disclosing Party"), including, without limitation, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Disclosing Party, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, "Confidential Information"). Any Confidential Information that the Operator develops in connection with the Website shall be subject to the terms and conditions of this Section 10. The parties agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Disclosing Party in each instance, and not to use any Confidential Information for any purpose except as required in the performance of this Agreement. The Receiving Party shall notify the Disclosing Party immediately in the event it becomes aware of any loss or disclosure of any Confidential Information. Confidential Information shall not include information that: (a) is or becomes generally available to the public other than through the Receiving Party's breach of this Agreement; or (b) is communicated to the Receiving Party by a third party that had no confidentiality obligations with respect to such information; or (c) was independently developed by the Receiving Party prior to disclosure of such Confidential Information by the Disclosing Party. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Receiving Party agrees to promptly provide written notice of any such order to the Disclosing Party, and in any event sufficiently in advance of making any disclosure to permit the Disclosing Party to contest the order or seek confidentiality protections. Upon termination of this Agreement, the Receiving Party agrees to return or destroy any Confidential Information in its possession, including copies.

11. Representations and Warranties. The Operator represents and warrants to the Company that:

(a) the Operator has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of its obligations under this Agreement;

(b) the Operator entering into this Agreement with the Company and its performance of the obligations hereunder do not and will not conflict with or result in any breach or default under any other agreement to which the Operator is subject;

(c) the Operator has the required skill, experience, and qualifications to operate the Website, the Operator shall perform such operation in a professional and workmanlike manner in accordance with best industry standards for similar services and shall devote sufficient resources to ensure that the services are performed in a timely and reliable manner;

(d) the Operator shall operate the Website in compliance with all applicable federal, state, and local laws and regulations;

(e) there are no suits, actions or litigation, or administrative, arbitration or other proceeding or

governmental investigations or inquiries pending or to the Operator's knowledge, threatened against the Operator relating to the Website or that would otherwise challenge or prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and

(f) the Operator is duly organized and validly existing under the laws of the state of its organization, and has the full power and authority to own, lease and operate its assets, properties and to carry out its business as and where currently conducted.

12. Additional Operator Covenants.

(a) Disability or Death of Majority Owners of Operator. In the event of the death or permanent disability of the owner(s) of a majority in interest of the Operator, the Website shall be released from escrow to the control of the Company and the Company will assume ownership and operation of the Website thereafter. Upon such occurrence, and provided Operator is not then in default, the Royalties set forth in Section 3 shall be paid to the estate or guardian of the deceased or disabled owner(s) during the Company's ownership and operation of the Website, for a period not to exceed twelve (12) months.

(b) Publicity. The Company and its affiliates shall have the right to publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the Operator. The Operator may make public disclosures relating to this Agreement without the prior written approval of the Company.

(c) Non-Solicitation. The Operator agrees that during the term of this Agreement and for a period of two (2) years thereafter, it shall not, directly or indirectly, solicit, hire, contact, attempt to contact or meet with the Company's or its affiliates' customers, employees, contractors, vendors, suppliers, or financial sources which (a) the Operator contacted in any way during the term of the Agreement, (b) the Operator has trade secret or confidential information about, or (c) became associated with the Company during the term of the Agreement.

(d) Non-Competition. The Operator agrees that during the term of this Agreement and for a period of two (2) years thereafter, the Operator shall not, directly or indirectly: (a) engage in or assist others in engaging in a business similar to the Company's business or the Website in the United States; (b) have an interest in any person or entity that engages directly or indirectly in a business similar to the Company's business or the Website in the United States in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (c) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or vendors of the Company.

(e) No Liens. During the term of this Agreement, the Operator shall not permit the imposition of any lien or encumbrance upon its assets, including the Website, without the prior written approval of the Company.

13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

If to the Company: 151 Calle San Francisco, Suite 200

San Juan, Puerto Rico 00901
E-mail: ron@figiroyalty.com
Attention: Ron Rosenfarb

If to the Operator: 1175 Peachtree St NE
Atlanta, GA 30361
Attention: Terrance Fountain

14. Entire Agreement. This Agreement and any exhibits hereto constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that company, and (b) the Company may assign its rights and obligations hereunder to any affiliate. Any attempted transfer or assignment in violation of this Section 15 shall be void.

16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, except for any Indemnified Party under Section 8 which party shall be deemed a third-party beneficiary.

17. Survival. The following Sections shall survive the termination of this Agreement: 3, 6 – 10, 12(c), 12(d), and 13 – 21.

18. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Florida without giving effect to any choice or conflict of law provision or rule (whether Florida or any other

jurisdiction) that would cause the application of Laws of any jurisdiction other than those of Florida.

21. Arbitration. If not resolved through reasonable negotiation, and except as qualified below, any dispute between the parties arising under, out of, in connection with or in relation to this Agreement, shall be submitted to binding arbitration under the authority of the Federal Arbitration Act and must be determined by arbitration administered by the American Arbitration Association pursuant to its then-current commercial arbitration rules and procedures, including the procedures for emergency relief. The arbitration must take place in Broward County, Florida, in English. The arbitrator must follow the law and not disregard the terms of this Agreement. A judgment may be entered upon the arbitration award by any state, federal, or foreign court of competent jurisdiction. The decision of the arbitrator will be final and binding on all parties to the dispute; however, the arbitrator may not under any circumstances: (a) stay the effectiveness of any pending termination of this Agreement; or (ii) assess punitive, exemplary or consequential damages. Notwithstanding the foregoing, the parties agree that the following claims will not be subject solely to arbitration: (a) any action for declaratory or equitable relief, including, without limitation, seeking preliminary or permanent injunctive relief, specific performance, other relief in the nature of equity to enjoin any harm or threatened harm to such party's tangible or intangible property, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder; and (b) any action in ejectment or for possession of any interest in real or personal property.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

FREEDOM INTERNET GROUP INC.

Alton Chapman Jr.

By: Alton Chapman Jr.

Title: Fund Manager

OPERATOR:

PICKATOILET, LLC

Terrance Fountain

By: Terrance Fountain

Personal Guaranty. The undersigned, owners of 10% or more of equity of Operator as of the date hereof, by affixing their signatures below, do hereby agree to assume personal liability to the Company in an Event of Default (as defined in Section 5 of the Agreement) for the unconditional payment of *any and all amounts due to the Company by Operator under the Agreement*. For clarity, this provision does not obligate the undersigned or Operator to any minimum guaranteed amounts payable to the Company.

Terrance Fountain

By: Terrance Fountain

____

By: ____________________

EXHIBIT A

OPERATOR EQUITYHOLDERS

EXHIBIT B

ESCROW AGREEMENT

This Escrow Agreement (the "Escrow Agreement"), effective as of April 1, 2020 (the "Effective Date"), is by and among Pick A Toilet, LLC, a Wyoming limited liability company having its principal place of business at 1621 Central Ave Cheyenne, WY, 82001 (the "Depositor"), Freedom Internet Group Inc., a corporation formed under the laws of Puerto Rico having its principal place of business at 151 Calle San Francisco, Suite 200, San Juan, Puerto Rico 00901 (the "Beneficiary") and Bryn Law Group having its principal place of business at 2 S Biscayne Blvd., Suite 2600, Miami, FL 33131 (the "Escrow Agent").

1. DEFINITIONS. All capitalized terms used in this Escrow Agreement but not otherwise defined herein are given the meanings set forth in the Royalty Agreement (defined below).

2. BACKGROUND.

2.1 UNDERLYING AGREEMENT. Depositor and Beneficiary have entered into a certain Royalty Rights Agreement dated April 1, 2020 (the "Royalty Agreement"). This Escrow Agreement is intended to be "supplementary" to the Royalty Agreement within the meaning of Section 365(n) of the United States Bankruptcy Code ("Code"), 11 U.S.C. § 365(n). The Royalty Agreement requires that ownership/registration of the domain for the Websites Pickatoilet.com (as defined thereunder and further described in the Royalty Agreement, which is incorporated herein by reference) (the "Deposit Materials") be deposited in escrow pursuant to the terms and conditions of this Escrow Agreement. All such Deposit Materials are and shall be deemed to be "intellectual property" or "embodiment[s] of ... intellectual property," as defined and used in Sections 101(35)(A) and 365(n) of the Code, 11 U.S.C. §§ 101(35)(A) and 365(n). In addition, Section 1(a) of the Royalty Agreement requires that the Escrow Agent hold any cash Considerations paid by the Beneficiary under the Royalty Agreement for disbursement solely to complete the acquisition of the Website.

2.2 BENEFICIARY RIGHTS. Upon the occurrence of a Release Event (as defined in Section 6.1), Beneficiary shall, without prejudice to or limitation of any other rights or remedies, have the right to exercise all rights and elections under this Escrow Agreement, the Royalty Agreement, the Code, and all applicable Laws.

Without limiting the generality of the foregoing, Depositor acknowledges and agrees that, if Depositor becomes subject to any bankruptcy, insolvency or similar proceeding:

(a) All rights granted to Beneficiary under the Royalty Agreement and all rights and remedies granted to Beneficiary under this Escrow Agreement will continue in full force and effect and will not be affected, even by Depositor's rejection of the Royalty Agreement or this Escrow Agreement, in accordance with the respective terms and conditions of these agreements and subject to Beneficiary's rights of election under the Code.

(b) Beneficiary shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property, and the same, if not already in Beneficiary's possession, shall be promptly delivered to Beneficiary, unless Depositor elects to and does in fact continue to perform all of its obligations under the Royalty Agreement and this Escrow Agreement.

(c) The automatic stay under Section 362 of the Bankruptcy Code (11 U.S.C. § 362) shall not apply to any instructions from Beneficiary to the Escrow Agent relating to the escrow Deposit Materials.

3. Deposit Obligations and Procedures.

3.1 Deposit and Updates. Within twenty-four (24) hours after the Effective Date, Depositor shall deposit with Escrow Agent all Deposit Materials in conformance with this Section 3 and the Royalty Agreement. From time to time during the Term, Depositor shall deposit with Escrow Agent any updates to the Deposit Materials, such that a minimum of one (1) complete, current, and functional copy of all Deposit Materials identified in the Royalty Agreement is on deposit with Escrow Agent at all times during the Term.

3.2 Identification and Labeling. Depositor shall clearly and conspicuously:

(a) label for identification each document, magnetic tape, disk, code, software and other tangible or electronic medium or format in or on which Deposit Materials are expressed or stored; and

(b) identify the nature, format, number of copies, and written or other storage medium of each item being delivered for deposit.

3.3 Assignment; Power of Attorney. Depositor agrees to assign ownership/registration in and to the Deposit Materials as required under this Escrow Agreement. If Depositor fails to assign its rights in the Deposit Materials upon the occurrence of a Release Event, Escrow Agent shall have the power of Depositor's attorney-in-fact (coupled with an interest) to execute such instruments as may be necessary to assign Depositor's ownership/registration of the Deposit Materials to the Beneficiary, on Depositor's behalf.

4. Escrow Agent Obligations.

4.1 Standard of Diligence. Escrow Agent shall exercise care, skill, and diligence consistent with industry standards and practices in performing all its obligations under this Agreement.

4.2 Obligations of Escrow Agent. Escrow Agent shall at all times during the Term and thereafter until Escrow Agent's release of all Deposit Materials in accordance with Section 6 or destruction or return of all Deposit Materials in accordance with Section 8.3:

(a) segregate and label the Deposit Materials according to the date of delivery, and other identifying information supplied by Depositor;

(b) maintain the Deposit Materials in secure, environmentally safe, locked electronic or physical vaults, as applicable, each of which, unless both Depositor and Beneficiary expressly otherwise direct in writing, is:

(i) controlled by Escrow Agent (by ownership, lease or otherwise);

(ii) covered by all types and amounts of insurance required by applicable Law and all such insurance as is necessary to fully protect the Depositor and Beneficiary from and against any and all loss, damage, or destruction of the Deposit Materials; and

(iii) accessible only to employees of Escrow Agent authorized to carry out Escrow Agent's obligations under this Agreement and, pursuant to the terms and conditions of Section

4.2(d) or Section 4.3, to such limited other individuals who may be permitted to access the Deposit Materials under those sections;

(c) maintain in strict confidence in accordance with the terms and conditions of this Section 4.2 and in a form reasonably acceptable to Depositor and Beneficiary, a complete, current, and accurate written register of all activities undertaken, documents and materials prepared, and Deposit Materials deposited, withdrawn, removed, and replaced pursuant to this Agreement, including a record of all access to Deposit Materials obtained by any individual or entity, specifying the:

(i) identity of each such individual and entity;

(ii) date and time of each such individual's entry and exit from the Escrow Agent's facilities;

(iii) stated purpose for accessing the Deposit Materials; and

(iv) identity of each Escrow Agent employee accompanying such individual if the individual obtaining such access is other than an Escrow Agent employee;

(d) permit the authorized representatives of Depositor and Beneficiary access to the Escrow Agent's facilities, at reasonable times during Escrow Agent's normal business hours upon reasonable notice to Escrow Agent, and provide each of these parties, individually and collectively, all cooperation and assistance as may be necessary or reasonably useful for Depositor and Beneficiary, together or individually, to inspect and audit the Escrow Agent's deposit facilities and any records, information, and other materials comprising or relating to the Deposit Materials, to determine Escrow Agent's, and in the case of Beneficiary, Depositor's, compliance with this Agreement, provided that no such inspection and audit will be unduly disruptive of the Escrow Agent's business or operations;

(e) provide to Depositor and Beneficiary, at least quarterly during the Term, and at other times upon Depositor's or Beneficiary's written request, a written report of the status and account history of the Deposit Materials that includes a copy of the written register described in Section 4.2(c); and

(f) use a recognized and reliable private overnight or next-day commercial delivery service or electronic service to send any Deposit Materials that Escrow Agent is required to transfer or deliver under this Escrow Agreement, in the form(s) selected by the Beneficiary.

4.3 CONFIDENTIALITY AND SECURITY. Escrow Agent shall maintain and protect the Deposit Materials as valuable proprietary and confidential information, using at least the same high level of care that it would use to protect its own valuable confidential information or trade secrets and in no event less than a reasonable degree of care. Except as and to the extent expressly required or permitted by this Agreement or otherwise authorized in writing by both Depositor and Beneficiary, Escrow Agent shall not:

(a) disclose, transfer, make available, or provide access to the Deposit Materials or contents of this Agreement to any Person other than authorized employees of Escrow Agent; or

(b) use the Deposit Materials in any manner or for any purpose or take any action relating to the Deposit Materials or this Agreement.

4.4 Disclaimer. Escrow Agent does not assume any obligation to Depositor or Beneficiary, or any obligation or liability for any transaction between Depositor and Beneficiary, other than Escrow Agent's express obligations as escrow agent under this Escrow Agreement.

4.5 Right to Rely on Instructions. Escrow Agent has the right to act or refrain from acting in reliance on any written notice or instruction hereunder that Escrow Agent reasonably believes to be authentic, signed by an authorized representative of Depositor and/or Beneficiary, and both made and given in accordance with the terms and conditions of this Escrow Agreement. Unless otherwise notified in writing by the applicable party or parties, Escrow Agent may assume that any principal, partner, member, manager, or employee of Depositor or Beneficiary who provides such notice or instruction to Escrow Agent has the authority to do so. Escrow Agent is not required to inquire into the truth or evaluate the merit of any statement or representation contained in any such notice or instruction.

5. Depositor Representations and Warranties. Depositor represents and warrants each of the following:

5.1 Authority. Depositor has, and throughout the Term of the Royalty Agreement will have, the full right, power, and authority to enter into this Escrow Agreement, and to grant the rights and perform its obligations under this Escrow Agreement.

5.2 No Conflicting Obligations. Neither Depositor's entry into nor its performance of this Escrow Agreement (including any release of Deposit Materials) pursuant to the terms and conditions hereof does or to Depositor's knowledge will at any time:

(a) conflict with or violate any applicable law or any right of, or obligation to, any third party;

(b) require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or

(c) require any payment or provision of other consideration by Beneficiary to any third party (except for any payments that Beneficiary is required to make to Escrow Agent by the express terms of this Agreement).

5.3 Rightful Possession. Depositor does and will have the right to lawfully possess all Deposit Materials deposited at any time with Escrow Agent.

5.4 Intellectual Property Rights. Depositor has the right to grant to Beneficiary and Escrow Agent all Intellectual Property Rights granted to Beneficiary and Escrow Agent, respectively, under the Royalty Agreement and this Escrow Agreement.

5.5 No Encumbrances. No Deposit Materials are or will be subject to any security interest, lien, or other encumbrance.

5.6 Integrity and Sufficiency. All Deposit Materials, as and when deposited, will:

(a) be readable and usable by a programmer of ordinary skill and contain all information, in human-readable form, that such a programmer would need to understand, compile, build, maintain, modify, correct, and operate the Deposit Materials without undue experimentation, difficulty or expense;

(b) not be password protected, encrypted, or subject to other security measures that might impede Beneficiary's ability to access or use the Deposit Materials;

(c) if encrypted or security protected, in whole or in part, be deposited simultaneously together with Deposit Materials comprised of all corresponding passwords, decryption tools, decryption keys, and other information needed to access and use such encrypted or security protected Deposit Materials;

(d) be accurately labeled and conform in all material respects to the descriptions set forth in the corresponding deposit registration; and

(e) be in media and formats that are fully operable in and compatible with the Beneficiary's Operating Environment and technology systems.

6. RELEASE OF CASH CONSIDERATIONS AND DEPOSIT MATERIALS.

6.1 Escrow Agent shall release any cash Considerations deposited by the Beneficiary pursuant to the Royalty Agreement to the seller of the Website only upon closing of the acquisition thereof, which shall require the prior written approval to release such funds by the Beneficiary.

6.2 RELEASE EVENTS. Escrow Agent shall release the Deposit Materials to Beneficiary solely in accordance with Section 6.7 and the other terms and conditions of this Section 6. "Release Event" means any one or more of the following:

(a) Depositor (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law that is not fully stayed within seven business days or is not dismissed or vacated within 30 days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(b) Depositor fails to provide access to the Deposit Materials as required under the Royalty Agreement and this Escrow Agreement;

(c) Depositor action consisting of the: (i) dissolution, liquidation, discontinuance of business in the ordinary course, or failure to operate as a going concern, or any corporate action taken for any of the foregoing purposes; (ii) transfer to a third party of all or substantially all of the assets or obligations relating to or affecting Beneficiary's use of the Deposit Materials;

(d) Depositor breaches the Royalty Agreement or this Escrow Agreement in a manner that does or threatens to adversely affect Beneficiary's rights to access or use the Deposit Materials, including, without limitation, as described in Section 2(c)(iv) of the Royalty Agreement;

(e) Depositor breaches the Royalty Agreement or this Escrow Agreement by assigning or otherwise transferring any of its rights in, to or relating to the Deposit Materials or delegating or otherwise transferring any of its obligations or performance under any of the aforementioned agreements; and

(f) Occurrence of any other Event of Default by Depositor under the Royalty Agreement.

6.3 Escrow Release Requests. To request a release of the Deposit Materials, Beneficiary shall submit to Escrow Agent a written release request, concurrently with a copy to Depositor, in accordance with this Section 6.3 and Section 10.2. Beneficiary shall provide to Escrow Agent with each such release request (a) a detailed description of the Release Event that Beneficiary contends entitles it to the release of the Deposit Materials pursuant to this Escrow Agreement and (b) certification that Beneficiary has complied with all preconditions to the requested release set forth in this Escrow Agreement.

6.4 Notice to Depositor. Within five (5) business days after receiving a release request from Beneficiary that conforms to the requirements of Section 6.3, Escrow Agent shall deliver: (a) to Beneficiary the requested Deposit Materials and (b) to Depositor written notice of Beneficiary's release request and Escrow Agent's release and delivery to Beneficiary of the Deposit Materials, in the case of each of clauses (a) and (b), by overnight or next-day commercial delivery service for receipt by Depositor no later than one business day from the date of posting or dispatch.

6.5 Notice of Objection. Depositor shall give written notice to Escrow Agent stating Depositor's good faith objection, if any, to the release of the Deposit Materials, in whole or in part, within two (2) business days after Escrow Agent provides notice of Beneficiary's release request to Depositor pursuant to Section 6.3.

6.6 Effect of Objection. As soon as practicable, and in no event more than two (2) business days after Escrow Agent's receipt of Depositor's objection notice pursuant to Section 6.5, Escrow Agent shall send (a) a copy of Depositor's objection notice to Beneficiary and (b) a written notice to Depositor and Beneficiary of a dispute between these parties concerning the release of the Deposit Materials. Escrow Agent will not release any Deposit Materials to Beneficiary that Depositor has timely described and objected to in accordance with Section 6.5 unless and until Escrow Agent receives written instructions to release these Deposit Materials: (x) jointly from Depositor and Beneficiary (irrespective of whether these parties have resolved the dispute); or (y) by receipt an arbitral award pursuant to Section 10.9.

6.7 Release of Deposit Materials. Escrow Agent shall release to Beneficiary all Deposit Materials requested by Beneficiary within the earliest to occur of five (5) business days after: (a) Escrow Agent's receipt of the joint instructions of Depositor and Beneficiary to release such Deposit Materials; (b) Escrow Agent's receipt of an arbitral award directing the release such Deposit Materials; and/or (c) Depositor's failure to timely submit an objection notice pursuant to Section 6.5.

6.8 Escrow Agent Release Rights and Disclaimers. Escrow Agent has no obligation with respect to the release of Deposit Materials other than those expressly set forth in this Section 6. Without limiting the generality of the foregoing sentence:

(a) Escrow Agent has no obligation to investigate or verify any statements made in any notice, affidavit, or other document submitted in connection with any request for or objection to any such release; and

(b) Escrow Agent may copy the Deposit Materials for the purposes of this Escrow Agreement, including for any release of Deposit Materials permitted or required under this Escrow Agreement. All such copies constitute Deposit Materials.

6.9 License Grant to Escrow Agent. As of the Effective Date of this Agreement, Depositor shall and hereby does grant to Escrow Agent all rights and licenses (including in and to all Intellectual Property Rights) necessary to allow Escrow Agent to lawfully perform its obligations under this Agreement, including the right and license to release and transfer to Beneficiary any Deposit Materials in accordance with this Section 6.

7. PAYMENT OF ESCROW FEES AND EXPENSES.

7.1 Fees and Expenses. Fees and reasonable Escrow Agent out-of-pocket expenses incurred by Escrow Agent in the performance of its obligations under this Escrow Agreement shall be the responsibility of Depositor.

7.2 Payment Terms. Payment of all fees, costs, and other amounts under this Agreement is due within thirty (30) days from the date of invoice. All payments must be in US currency.

8. TERM AND TERMINATION.

8.1 TERM. The term of this Escrow Agreement begins as of the Effective Date and will continue in effect until terminated as set forth below.

8.2 Termination. This Agreement will terminate if any of the following occurs:

(a) Beneficiary gives Escrow Agent and Depositor written notice of the termination of the Royalty Agreement;

(b) Depositor and Beneficiary jointly give Escrow Agent written notice of such termination of the Royalty Agreement;

(c) Immediately upon written notice by Depositor to Escrow Agent, with a copy to Beneficiary, if Escrow Agent commits a breach of this Escrow Agreement, provided that:

(i) within five (5) business days after such notice of termination, Depositor shall open a substitute escrow account with a third-party escrow agent for the benefit of Beneficiary; and

(ii) Beneficiary has the right to approve such substitute escrow account.

8.3 EFFECT OF TERMINATION.

(a) Upon the termination of this Agreement, Escrow Agent shall:

(i) return all Deposit Materials to Depositor on the third business day after such date of such termination, in accordance with Section 4.2(f); or

(ii) if Depositor requests in a writing received by Escrow Agent at least two business days prior to the Deposit Materials return date set forth in clause (i), above: (A) forward the Deposit Materials to another escrow agent or other designated recipient in accordance with Depositor's written instructions and the terms and conditions of Section 4.2(f) or (B) destroy the Deposit Materials and certify to Depositor in writing that it has completed such destruction.

(b) Notwithstanding Section 8.3(a), any termination of this Escrow Agreement will not, without the written consent of Beneficiary, affect any right of Beneficiary to the release of Deposit Materials pursuant to the terms and conditions of this Escrow Agreement, or any rights, licenses or obligations of the parties under this Escrow Agreement with respect to such Deposit Materials released to, or required under this Escrow Agreement to be released to, Beneficiary if, prior to the effective date

of termination: (i) a Release Event occurs and (ii) Beneficiary gives Escrow Agent written notice of such Release Event in accordance with Section 6.2.

(c) Except for any obligations and liabilities that survive the termination of this Escrow Agreement pursuant to Section 10.11, Escrow Agent has no obligation or liability to Depositor or Beneficiary after the effective date of termination of this Escrow Agreement.

9. INDEMNIFICATION.

9.1 INDEMNIFICATION. Depositor shall defend, indemnify, and hold harmless Escrow Agent and Beneficiary, and each of their respective affiliates, and each of the foregoing persons' and entities' respective officers, directors, employees, agents, successors, and assigns (each an "Indemnified Party") from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, and expenses of whatever kind, including reasonable attorneys' fees, the costs of enforcing any right to indemnification under this Escrow Agreement providers (collectively, "Losses") incurred by the Indemnified Party arising out of or resulting from or in connection with any claim, suit, action, or proceeding by any third party (each, an "Action") arising out of, resulting from, or alleging either:

(a) Depositor's breach of any representation, warranty, covenant, or obligation under the Royalty Agreement or this Escrow Agreement (including any action or failure to act by any contractor of Depositor that, if directly taken or not taken by Depositor, would constitute such a breach by Depositor); or

(b) Depositor's negligence or more culpable act or omission (including recklessness or willful misconduct) in connection with its performance or non-performance of any act or obligation pursuant or relating to the Royalty Agreement or this Escrow Agreement.

9.2 DISPUTE RESOLUTION COSTS. Escrow Agent does not assume, and shall not have, any responsibility or liability (including for any transaction, dealing, or relationship between Depositor and Beneficiary), other than for the Escrow Agent's performance of its obligations under this Escrow Agreement. Each of Depositor and Beneficiary, at its own cost and expense, shall jointly and severally indemnify, defend, and hold harmless Escrow Agent and its officers, directors, employees, agents, successors, and assigns (each an "Indemnified Agent Party") from and against any and all Losses incurred by the Indemnified Agent Party arising out of or resulting from or in connection with any (a) performance by Escrow Agent of its obligations under this Agreement or (b) Action by Depositor or Beneficiary against one another relating in any way to the Deposit Materials or this Agreement.

10. MISCELLANEOUS.

10.1 RELATIONSHIP OF THE PARTIES. The relationship between the parties hereto is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between or among the parties, and no party shall have authority to contract for or bind any other party in any manner whatsoever.

10.2 NOTICES. All notices, requests, consents, objections, claims, demands, waivers, and other communications under this Agreement shall be in writing and addressed to the parties as first set forth above (or as otherwise specified by a party in a notice given in accordance with this Section). Notices sent in accordance with this Section 10.2 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a recognized and reliable overnight courier

(receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

10.3 Entire Agreement. This Escrow Agreement, together with the Royalty Agreement and all exhibits and schedules hereto and thereto, together with any other documents, agreements, or instruments that are incorporated by reference in this Agreement, constitutes the sole and entire agreement of the parties to this Escrow Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

10.4 Assignment. This Escrow Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

(a) Neither Escrow Agent nor Depositor shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Escrow Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without Depositor's prior written consent. Beneficiary shall have the right, without Escrow Agent's or Depositor's consent, to assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Escrow Agreement: (i) to any of its affiliates,; or (ii) in connection with any merger consolidation or reorganization involving the Beneficiary (regardless of whether the Beneficiary is a surviving or disappearing entity), or a sale of all or substantially all of the Beneficiary's business or assets relating to the Royalty Agreement and this Escrow Agreement to a third party.

(b) Any purported transfer or assignment in violation of Section 10.4(a) shall be void and constitute a Release Event under this Escrow Agreement.

10.5 No Third-Party Beneficiaries. This Escrow Agreement is for the sole benefit of the parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

10.6 Amendment and Modification; Waiver. This Escrow Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions of this Escrow Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Escrow Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Escrow Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege under this Escrow Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.7 Severability. If any term or provision of this Escrow Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Escrow Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Puerto Rico without giving effect to any choice or conflict of law provision or rule (whether

Puerto Rico or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of Puerto Rico.

10.9 ARBITRATION. If not resolved through reasonable negotiation, and except as qualified below, any dispute between the parties arising under, out of, in connection with or in relation to this Escrow Agreement, shall be submitted to binding arbitration under the authority of the Federal Arbitration Act and must be determined by arbitration administered by the American Arbitration Association pursuant to its then-current commercial arbitration rules and procedures, including the procedures for emergency relief. The arbitration must take place in San Juan, Puerto Rico, in English. The arbitrator must follow the law and not disregard the terms of this Agreement. A judgment may be entered upon the arbitration award by any state, federal, or foreign court of competent jurisdiction. The decision of the arbitrator will be final and binding on all parties to the dispute; however, the arbitrator may not under any circumstances: (a) stay the effectiveness of any pending termination of this Agreement; or (ii) assess punitive, exemplary or consequential damages. Notwithstanding the foregoing, the parties agree that the following claims will not be subject solely to arbitration: (a) any action for declaratory or equitable relief, including, without limitation, seeking preliminary or permanent injunctive relief, specific performance, other relief in the nature of equity to enjoin any harm or threatened harm to such party's tangible or intangible property, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder; and (b) any action in ejectment or for possession of any interest in real or personal property.

10.10 ATTORNEYS' FEES. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by any party hereto against any other party or parties hereto arising out of or related to this Escrow Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing party or parties, as applicable.

10.11 SURVIVAL. The rights and obligations of the parties set forth in this Section 10, Section 2, Section 3.3, Section 4.3 Section 8, Section 9, and Section 10, and any other right, obligation, or required performance of the parties under this Escrow Agreement which, by its express terms or nature and context is intended to survive termination of this Escrow Agreement, will survive any such termination.

10.12 COUNTERPARTS. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Escrow Agreement delivered by email or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Escrow Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the Effective Date.

Beneficiary:

FREEDOM INTERNET GROUP INC.

Alton Chapman Jr.

By: Alton Chapman Jr.

Title: Fund Manager

Depositor:

PICKATOILET, LLC

Terrance Fountain

By: Terrance Fountain

Escrow Agent:

BRYN LAW GROUP

____

By: Bryan J. Rush, Esq.

Title: Director